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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12
CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 7, 2006

Dear Shareholder,

        You are cordially invited to attend the 2006 Annual Meeting of Shareholders of Charles River Laboratories International, Inc. (the "Company") to be held at 8:30 a.m. on Tuesday, May 9, 2006, at Charles River Laboratories International, Inc., 255 Ballardvale Street, Wilmington, Massachusetts 01887.

        At the Annual Meeting, eight persons will be elected to the Board of Directors. In addition to the election of directors, the Company will also ask shareholders to ratify the selection of PricewaterhouseCoopers LLP as the Company's independent auditors for fiscal 2006. The Board of Directors recommends the approval of each of these proposals. Such other business will be transacted as may properly come before the Annual Meeting.

        Whether you plan to attend the Annual Meeting or not, it is important that your shares are represented. Therefore, we urge you to complete, sign, date and return the enclosed proxy card promptly in accordance with the instructions set forth on the card. This will ensure your proper representation at the Annual Meeting.

Sincerely,

James C. Foster Chairman, Chief Executive Officer and President

YOUR VOTE IS IMPORTANT.
PLEASE RETURN YOUR PROXY PROMPTLY.

CHARLES RIVER LABORATORIES
INTERNATIONAL, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be Held on May 9, 2006

To the Shareholders of
Charles River Laboratories International, Inc.

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Charles River Laboratories International, Inc., a Delaware corporation (the "Company"), will be held on Tuesday, May 9, 2006, at Charles River Laboratories International, Inc., 255 Ballardvale Street, Wilmington, MA 01887, at 8:30 a.m, for the following purposes:

  1.
  To elect eight members to the Board of Directors to hold office until the next Annual Meeting of Shareholders.

  2.
  To consider and act upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors for the fiscal year ending December 30, 2006.

  3.
  To transact such other business as may be properly brought before the Annual Meeting and any adjournments thereof.

        The Board of Directors has fixed the close of business on March 13, 2006 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and at any adjournments thereof.

        All shareholders are cordially invited to attend the Annual Meeting. Attendance at the Annual Meeting will be limited to shareholders and those holding proxies from shareholders.

By Order of the Board of Directors

Joanne P. Acford Corporate Secretary
April 7, 2006

Whether you plan to attend the Annual Meeting or not, you are requested to complete, sign, date and return the enclosed proxy card as soon as possible in accordance with the instructions on the proxy card. A pre-addressed, postage prepaid return envelope is enclosed for your convenience.

CHARLES RIVER LABORATORIES
INTERNATIONAL, INC.
251 Ballardvale Street
Wilmington, MA 01887
(978) 658-6000

PROXY STATEMENT

For Annual Meeting of Shareholders
To be Held May 9, 2006

GENERAL INFORMATION

        This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Charles River Laboratories International, Inc., a Delaware corporation (the "Company"), of proxies, in the accompanying form, to be used at the Annual Meeting of Shareholders to be held at Charles River Laboratories International, Inc. 255 Ballardvale Street, Wilmington, Massachusetts on Tuesday, May 9, 2006, at 8:30 a.m., and any adjournments thereof (the "Meeting"). The Notice of Meeting, this Proxy Statement, the enclosed Proxy and the Company's Annual Report to Shareholders for the year ended December 31, 2005 are being mailed to shareholders on or about April 7, 2006.

        When proxies in the accompanying form are properly executed and received, the shares represented thereby will be voted at the Meeting in accordance with the directions noted thereon. If no direction is indicated on the proxy, the shares represented thereby will be voted for the election of the Board's nominees as directors and the ratification of the selection of PricewaterhouseCoopers LLP as the Company's independent auditors for fiscal 2006.

        Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company a written notice of revocation or a duly executed proxy bearing a later date. Any shareholder who has executed a proxy but is present at the Meeting, and who wishes to vote in person, may do so by revoking his or her proxy as described in the preceding sentence. Shares represented by valid proxies in the form enclosed, received in time for use at the Meeting and not revoked at or prior to the Meeting, will be voted at the Meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of the Company's Common Stock is necessary to constitute a quorum at the Meeting. Votes of shareholders of record who are present at the Meeting in person or by proxy, abstentions, and broker non-votes (as defined below) are counted as present or represented at the Meeting for purposes of determining whether a quorum exists.

        If you hold your shares of Common Stock through a broker, bank or other representative, generally the broker or your representative may only vote the Common Stock that it holds for you in accordance with your instructions. However, if it has not timely received your instructions, the broker or your representative may vote on certain matters for which it has discretionary voting authority. If a broker or your representative cannot vote on a particular matter because it does not have discretionary voting authority, this is a "broker non-vote" on that matter. Broker non-votes are not counted for the purpose of electing directors or approving the ratification of the independent auditors.

        The close of business on March 13, 2006 has been fixed as the record date for determining the shareholders entitled to notice of and to vote at the Meeting. As of the close of business on March 13, 2006, the Company had 72,054,841 shares of Common Stock outstanding and entitled to vote. Holders of Common Stock at the close of business on the record date are entitled to one vote per share on all matters to be voted on by shareholders.

        The cost of soliciting proxies, including expenses in connection with preparing and mailing this Proxy Statement, will be borne by the Company. In addition, the Company will reimburse brokerage firms and other persons representing beneficial owners of Common Stock of the Company for their expenses in forwarding proxy material to such beneficial owners. Solicitation of proxies by mail may be supplemented by telephone, facsimile and personal solicitation by the Directors, officers or employees of the Company. No additional compensation will be paid for such solicitation.

Votes Required

        Nominees for election as directors at the Meeting will be elected by a plurality of the votes of the shares present in person or represented by proxy at the Meeting. Withholding authority to vote for a nominee for director will have no effect on the outcome of the vote. The affirmative vote of the holders of a majority of the shares of Common Stock voting on the matter is required to ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors for the fiscal year ending December 30, 2006.

        Shares which abstain from voting as to a particular matter, and shares held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be voted in favor of such matter, and will also not be counted as shares voting on such matter. Accordingly, abstentions and "broker non-votes" will have no effect on the voting on any matter that requires the affirmative vote of a plurality or a majority of the shares voting on the matter.

PROPOSAL ONE
ELECTION OF DIRECTORS

        Under the Company's By-laws, the number of members of the Company's Board of Directors is fixed from time to time by the Board of Directors but may be increased or decreased either by the shareholders or by the majority of directors then in office. Directors serve in office until the next annual meeting of shareholders and until their successors have been elected and qualified or until their earlier death, resignation or removal.

        The Board of Directors has voted to nominate Mr. James C. Foster, Mr. Stephen D. Chubb, Mr. George E. Massaro, Ms. Linda McGoldrick, Dr. George M. Milne, Jr., Mr. Douglas E. Rogers, Dr. Samuel O. Thier and Mr. William H. Waltrip for election at the Meeting. There are no family relationships between any of the Company's directors or executive officers.

        Unless authority to vote for any of the nominees named above is withheld, the shares represented by the enclosed proxy will be voted FOR the election as directors of such nominees. In the event that any nominee shall become unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of such other person as the Board of Directors may recommend in that nominee's place. The Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve.

        The Board unanimously recommends a vote "FOR" the election of each of these nominees for Directors.

NOMINEES FOR DIRECTORS

Name and Age as of the 2006 Annual Meeting		Position, Principal Occupation, Business Experience and Directorships

James C. Foster	55
		Joined us in 1976 as General Counsel. Over the past 29 years, Mr. Foster has held various staff and managerial positions, with Mr. Foster being named our President in 1991, Chief Executive Officer in 1992 and Chairman in 2000. Mr. Foster has been a Director since 1989.

Stephen D. Chubb	62
		Chairman, Director and Chief Executive Officer of Matritech, Inc., a leading developer of proteomics-based diagnostic products for the early detection of cancer, since its inception in 1987. He is also a certified public accountant. Previously, Mr. Chubb served as President and Chief Executive Officer of T Cell Sciences, Inc. and as President and Chief Executive Officer of Cytogen Corp. Mr. Chubb serves as Vice Chairman of the Board of Mount Auburn Hospital in Cambridge, Massachusetts. From February 1999 to May 2002, Mr. Chubb served as a director of i-Stat Corporation, a manufacturer of diagnostic instruments. Mr. Chubb has been a Director since 1994.

George E. Massaro	58
		Director of Huron Consulting Group, Inc., a management consulting company, since June 2004, and Vice Chairman since March 2005. Previously, Mr. Massaro had been Chief Operating Officer of Huron Consulting Group, Inc. and Huron Consulting Services LLC from June 2003 until March 2005, and served as a Managing Director of Huron Consulting Services LLC from August 2002 to May 2003. Prior to joining Huron, he was the Managing Partner of Arthur Andersen's New England practice from 1998 to 2002. Mr. Massaro has more than 34 years of accounting and auditing experience with expertise in a broad range of areas. Mr. Massaro also serves as a director of Eastern Bank Corporation, an independent mutual bank holding company in New England. Mr. Massaro is a certified public accountant and has been a Director since 2003.

Linda McGoldrick	51
		Chairman of the Board of Directors of Financial Health Associates International, a healthcare management consulting concern, which Ms. McGoldrick founded in 1985. From 2001 to 2003, she served as Senior Vice President and National Development Director for the Healthcare and Life Sciences Industry Practices at Marsh-MMC Companies. Ms. McGoldrick served as Board Member and International Operations and Marketing Director of Veos plc, a European medical devices company from 1999 to 2001, and was Managing Director Europe for Kaiser Permanente International. She serves on the Board of Axis Shield Group plc, a pan Nordic and European diagnostics company. Ms. McGoldrick has been a Director since 2004.

George M. Milne, Jr.	62
		Retired from Pfizer Inc. in 2002 after working at the company in research and management positions for nearly 32 years, including Executive Vice President of Global Research and Development and President of Central Research, with global responsibility for Human and Veterinary Medicine R&D. Dr. Milne serves as a director of Mettler-Toledo International, Inc., MedImmune, Inc. and Aspreva Pharmaceutical Corporation, and is a venture partner of Radius Ventures LLC. Dr. Milne has been a Director since 2002.

Douglas E. Rogers	51
		Partner and founding member of Blackstone Healthcare Partners LLC, the healthcare partnership with The Blackstone Group, a private investment bank, since April 2003. Mr. Rogers has extensive experience in health care private equity investing and investment banking, including as Managing Director of Donaldson Lufkin & Jenrette's Merchant Banking Group and Managing Director of Credit Suisse First Boston's Private Equity Group. Previously, Mr. Rogers was a Vice President at Kidder Peabody & Co., Senior Vice President at Lehman Brothers and head of US Investment Banking at Baring Brothers. Mr. Rogers serves as a director of Computerized Medical Systems, Inc., Gerresheimer Group GmbH, and previously served on our Board from 1999 until 2001. Mr. Rogers has been a Director since 2002.

Samuel O. Thier	68
		Professor of Medicine and Professor of Health Care Policy at Harvard Medical School, Massachusetts General Hospital. In December 2002, Dr. Thier retired from the position of Chief Executive Officer of Partners HealthCare System, Inc. which he had held since July 1996. Previously, he served as Chief Executive Officer of MGH Corporation from 1994 to 1997, President of Massachusetts General Hospital from 1994 through 1996, and as President of Brandeis University from 1991 to 1994. He has served as President of the Institute of Medicine, National Academy of Sciences, and is a Fellow of the American Academy of Arts and Sciences. Dr. Thier is a director of Merck & Co., Inc. and the Federal Reserve Bank of Boston, a member of the Overseers of TIAA-CREF and the Board of Overseers of Cornell University Medical College, and a Trustee of The Commonwealth Fund. Dr. Thier has been a Director since 2000.

William H. Waltrip	68
		Retired Chairman and Chief Executive Officer of Bausch & Lomb, Inc. Mr. Waltrip was Chairman of the Board of Directors of Technology Solutions Company from 1993 to 2003. Previously, Mr. Waltrip served as Chief Executive Officer of Technology Solutions Company, as Chairman and Chief Executive Officer of Biggers Brothers, Inc., and as President and Chief Operating Officer of IU International Corporation. He was also previously President, Chief Executive Officer and a director of Purolator Courier Corporation. He is a director of Bausch & Lomb, Thomas & Betts Corporation and Theravance, Inc. Mr. Waltrip has been a Director since 1996.

Corporate Governance

        We are committed to operating our business with integrity and accountability. We complied with all of the New York Stock Exchange (the "NYSE") corporate governance standards prior to their approval by the Securities and Exchange Commission (the "SEC"). All of our Board members, other than Mr. Foster who is also Chief Executive Officer and President of the Company, are independent and have no significant financial, business or personal ties to the Company or management and all of our Board committees are composed of independent directors. Our Board has adopted Corporate Governance Guidelines and a Code of Business Conduct and Ethics which has been communicated to employees and posted on our website. We have always been diligent in complying with established accounting principles and are committed to providing financial information that is transparent, timely and accurate. We have established a process through which employees, either directly or anonymously, can notify management and the Audit Committee of the Board of Directors of alleged accounting and auditing concerns or violations including fraud. We have an internal Disclosure Committee which meets regularly and has adopted disclosure procedures and guidelines to help ensure that our public disclosures are accurate and timely. Copies of our Corporate Governance Guidelines and our Code of Business Conduct and Ethics are available on our website at www.criver.com under the "Investor Relations—Corporate Governance" caption.

  Contacting the Board of Directors

        In order to provide shareholders with a direct and open line of communication to the Board of Directors, the Company has adopted the following procedures for communications to directors. Shareholders may contact the Lead Independent Director of the Board of Directors, William H. Waltrip, by writing to Mr. Waltrip, c/o Corporate Secretary, Charles River Laboratories International, Inc., 251 Ballardvale Street, Wilmington, MA 01887, or by email at CRLLeadDirector@crl.com. All communications received in this manner will be kept confidential and forwarded by the Corporate Secretary directly to the Lead Independent Director.

  Director Qualification Standards

        Pursuant to the NYSE listing standards, our Board of Directors has adopted a formal set of Director Qualification Standards with respect to the determination of director independence. The standards specify the criteria by which the independence of our directors will be determined, including strict guidelines for directors and their immediate families with respect to past employment or affiliation with the Company or its independent auditors. In accordance with these standards, a director must be determined to have no material relationship with the Company other than as a director. The standards also prohibit Audit Committee members from any direct or indirect financial relationship with the Company, and restrict commercial relationships of all directors with the Company. Directors may not be given personal loans or extensions of credit by the Company, and all directors are required to deal at arm's length with the Company and its subsidiaries, and to disclose any circumstance that might be perceived as a conflict of interest. The Board has determined that seven of the eight directors standing for re-election to the Board are independent under these standards. The Board has determined that Mr. Foster does not qualify as an independent director due to his employment as Chief Executive Officer and President of the Company. As a result, Mr. Foster is not a voting member of any committee of the Board, except the Executive Committee. The independent members of the Board of Directors meet in executive sessions following each regularly scheduled meeting of the full Board of Directors. Mr. Waltrip, the Lead Independent Director, has been chosen by the Board to preside at the executive sessions of the non-management directors. Mr. Foster does not attend such executive sessions of the Board. The full text of our Director Qualification Standards is available on our website at www.criver.com under the "Investor Relations—Corporate Governance" caption, within our Corporate Governance Guidelines

The Board of Directors and its Committees

        Meeting Attendance.    All Board members are expected to attend our Annual Meetings of Shareholders, unless an emergency prevents them from doing so. All of the members of the Board participated in the 2005 Annual Meeting of Shareholders. During 2005, there were seven meetings of the Board of Directors. All directors attended 75% or more of the aggregate number of Board meetings and the committee meetings of the Board on which he or she served during 2005, not including Ms. Louise McCrary and Mr. Robert Cawthorn, each of whom resigned from the Board of Directors in February 2005, and Mr. Walter Nimmo and Mr. John Urquhart, each of whom did not stand for re- election to the Board of Directors in May 2005.

        Audit Committee and Financial Experts.    The Audit Committee met five times in 2005. During 2005, the members of the Audit Committee included Messrs. Chubb, Massaro, and Waltrip and Ms. McCrary, who resigned from the Board of Directors in February 2005. The Board of Directors has unanimously determined that Messrs. Chubb and Massaro qualify as "audit committee financial experts" under Item 401(h) of Regulation S-K promulgated under the Securities Exchange Act of 1934 and the NYSE regulations. In addition, the Board of Directors has determined that each of the members of the Audit Committee is "independent" under the rules of the NYSE and the SEC. The Audit Committee is responsible for the engagement of our independent auditors, reviewing the plans and results of the audit engagement with our independent auditors, approving services performed by and the independence of our independent auditors, considering the range of audit and non-audit fees, consulting with our independent auditors regarding the adequacy of our internal controls and reviewing annual and quarterly financial statements. A copy of the Audit Committee Charter is available on our website at www.criver.com under the "Investor Relations—Corporate Governance" caption.

        Compensation Committee.    The Compensation Committee met three times during 2005 and had three members: Messrs. Milne, Rogers and Waltrip. Mr. Cawthorn was a member until he resigned from the Board of Directors in February 2005 and was appointed a Director Emeritus. The Compensation Committee reviews compensation policies, practices and procedures to ensure that legal and fiduciary responsibilities of the Board of Directors are carried out and that such policies, practices and procedures contribute to the success of the Company. In addition, the Compensation Committee reviews, approves and makes recommendations on the Company's compensation and benefit plans to ensure that they meet corporate objectives. The Compensation Committee determines the compensation of the CEO and reviews the CEO's recommendations on compensation for all of the Company's Named Executive Officers The Compensation Committee also administers the Company's stock plans. A copy of the Compensation Committee Charter is available on our website at www.criver.com under the "Investor Relations—Corporate Governance" caption.

        Corporate Governance and Nominating Committee.    The Corporate Governance and Nominating Committee met four times during 2005. The members of the committee included Messrs. Chubb, Thier and Waltrip, and Ms. McGoldrick. Mr. Cawthorn was a member until he resigned from the Board of Directors in February 2005. The Board of Directors has determined that each of the members of the Corporate Governance and Nominating Committee are "independent" under the rules of the NYSE. The Committee makes recommendations to the Board on all matters relating to the Board, including development and implementation of policies on composition, participation and size of the Board, changes in the organization and procedures of the Board, and compensation of non-employee directors. The Committee oversees matters of corporate governance, including Board performance, and considers director nominees, including those submitted by shareholders in accordance with the by-laws for recommendation to the Board. A copy of the Corporate Governance and Nominating Committee Charter is available on our website at www.criver.com under the "Investors Relations—Corporate Governance" caption.

        The Corporate Governance and Nominating Committee uses a variety of methods to identify and evaluate nominees for director. The Committee regularly assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Committee considers various potential candidates for director. Candidates may come to the attention of the Committee through current Board members, professional search firms, shareholders or other persons. All candidates complete a nominee questionnaire that solicits information regarding the nominee's background, board experience, industry experience, independence, financial expertise, and other relevant information and are interviewed by the Chairman of the Board and at least one member of the Committee. These candidates are evaluated at regular or special meetings of the Committee, and may be considered at any point during the year. As described below, the Committee considers properly submitted shareholder nominations for candidates for the Board. If any materials are provided by a shareholder in connection with the nomination of a director candidate, such materials are forwarded to the Committee. The Committee also reviews materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a shareholder. The Committee evaluates the candidates based on the minimum qualifications described below as well as the criteria set forth in the Company's Corporate Governance Guidelines. In evaluating such nominations, the Committee seeks to recommend to shareholders a group that can best perpetuate the success of the Company and represent shareholder interests through the exercise of sound judgment using its diversity of experience in various areas.

Board Nomination Process

        The Corporate Governance and Nominating Committee has adopted guidelines regarding the qualifications required for Board nominees. These guidelines are designed to assure that the Board of Directors is composed of successful individuals who demonstrate integrity, reliability, knowledge of corporate affairs, and an ability to work well together. Diversity in business background, area of expertise, gender and ethnicity are also considered. The criteria for director nominees include: the candidate's professional experience and personal accomplishments; the candidate's independence from the Company and management; the ability of the candidate to attend Board and committee meetings regularly and devote an appropriate amount of effort in preparation for those meetings; the candidate's ability to function as a member of a diverse group; and an understanding of the Board's governance role.

        The Committee will consider director candidates recommended by shareholders. Shareholders may submit director recommendations to the Corporate Secretary, Charles River Laboratories International, Inc., 251 Ballardvale Street, Wilmington, MA 01887. Recommendations for consideration for nominees at the annual meeting of shareholders must be received not less than 120 days before the first anniversary of the date that the Company's proxy statement is released to shareholders in conjunction with the previous year's meeting.

Compensation of Directors

        In 2005, the Company paid each non-employee director an annual fee of $50,000 for service as a director of the Company. Additional fees were paid to the Lead Independent Director ($20,000), the Chair of the Audit Committee ($15,000) and the Chair of the Compensation Committee ($10,000) for their additional responsibilities. Directors are also eligible to receive $1,000 for each committee meeting they attended in person and $500 for each committee meeting they attended by telephone, payable at the discretion of the committee Chair. Expenses incurred in attending Board of Directors meetings and committee meetings are also reimbursed by the Company.

        Non-employee directors are eligible to receive options under the Company's stock option plans. Each unaffiliated, non-employee director is granted an option to purchase 20,000 shares of Common Stock on the first day of the month following his or her initial election or appointment to the Board. Board members also receive an annual stock option grant. Options for 12,000 shares were granted in February 2005 and 2006 to each non-employee director. Options granted to members of the Board of Directors vest in full one year from the date of grant and expire five years from the date of grant.

        In February 2005, Mr. Robert Cawthorn resigned from the Board of Directors. Mr. Cawthorn was appointed to a two-year position as Director Emeritus of the Company and will receive a $10,000 annual fee for such service.

PROPOSAL TWO
RATIFICATION OF INDEPENDENT AUDITORS

        The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP, independent auditors, to audit the financial statements of the Company for the fiscal year ending December 30, 2006 and management's assessment of the effectiveness of the Company's internal control over financial reporting as of December 30, 2006. PricewaterhouseCoopers LLP were the Company's independent auditors for the fiscal year ended December 31, 2005 and audited the Company's financial statements for the fiscal year ended December 31, 2005 and management's assessment of the effectiveness of the Company's internal control over financial reporting as of December 31, 2005. The Audit Committee proposes that the shareholders ratify this appointment for the fiscal year ending December 30, 2006. The Company expects that a representative of PricewaterhouseCoopers LLP will be present at the Meeting, with the opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions.

        In the event that ratification of the appointment of PricewaterhouseCoopers LLP as the independent auditors for the Company is not obtained at the Meeting, the Audit Committee will reconsider its appointment.

        The affirmative vote of a majority of the shares present or represented and entitled to vote at the Meeting is required to ratify the appointment of the independent auditors.

Statement of Fees Paid to Independent Auditors

        The following table presents fees for professional services rendered by PricewaterhouseCoopers LLP for the audit of the Company's annual financial statements for the years ended December 31, 2005 and December 25, 2004, and fees for other services rendered by PricewaterhouseCoopers LLP during those periods.

	2005	2004
Audit fees(1)	$3,516,121	$3,446,000
Audit-related fees(2)	207,586	1,620,000
Tax fees(3)	443,135	336,000
All other fees(4)	23,483	56,000

Total(5)	$4,190,325	$5,458,000

(1)
Audit fees consisted of work performed in the audit of the Company's annual consolidated financial statements filed on Form 10-K, audit activity directly related to Section 404 of the Sarbanes-Oxley Act of 2002, the reviews of the Company's quarterly condensed consolidated financial statements filed on Forms 10-Q, the reviews of registration statements, and the audits of statutory financial statements of certain foreign subsidiaries. All such services were approved in advance by the Audit Committee.

(2)
Audit-related fees consisted principally of audits of the Company's employee benefit plans and financial due diligence services in connection with businesses acquired in 2004, review of cash repatriation issues, and for providing assistance with the documentation of internal controls over financial reporting in connection with compliance with the Sarbanes-Oxley Act of 2002. All such services were approved in advance by the Audit Committee.

(3)
Tax fees related to tax compliance, tax return preparation and tax consulting services. All such services were approved in advance by the Audit Committee

(4)
All other fees consisted of work performed by foreign affiliates of PricewaterhouseCoopers LLP related to the reorganization of certain of the Company's foreign entities. All such services were approved in advance by the Audit Committee.

(5)
None of the non-audit services constitutes a prohibited activity for the Company's independent auditor under the Sarbanes-Oxley Act of 2002 or related SEC or NYSE regulations.

Policy and Procedures on Engagement and Retention of the Independent Auditor for Audit, Audit-Related and Non-Audit Services

        Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the Company's independent auditor. In recognition of this responsibility, the Audit Committee has established a policy for pre-approving all audit and permissible non-audit services provided by its independent auditors.

        Prior to engagement of the independent auditors for the next year's audit, management will submit to the Audit Committee for approval, a summary of services expected to be rendered during that year for all such services. Prior to engagement, the Audit Committee pre-approves a budget for each category of services. The Audit Committee requires the independent auditors and management to report actual fees versus the budget, quarterly, by category of service. Additional service engagements that exceed these pre-approved limits must be submitted to the Audit Committee for pre-approval.

        The Audit Committee of the Board of Directors has considered whether the provision of the services described above under the captions "tax fees" and "all other fees" is compatible with maintaining PricewaterhouseCoopers LLP's independence. The Audit Committee has concluded that these services do not compromise PricewaterhouseCoopers LLP's independence.

        The Audit Committee recommends a vote "FOR" the ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors for the fiscal year ending December 30, 2006.

BENEFICIAL OWNERSHIP OF SECURITIES

        The following table sets forth certain information as of March 13, 2006, with respect to the beneficial ownership of shares of the Company's Common Stock by (1) each person known to the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (2) each current director and nominee for director of the Company, (3) each of the executive officers listed in the Summary Compensation Table set forth below under the caption "Compensation of Executive Officers" (the "Named Executive Officers"), and (4) the current directors and executive officers of the Company as a group. As of March 13, 2006, there were 72,054,841 shares of Common Stock outstanding.

Name of Beneficial Owner	Number of Shares beneficially owned as of March 13, 2006		Percentage of Shares Outstanding
5% Shareholders
FMR Corp.	6,438,200	(1)	8.9%
Goldman Sachs Asset Management, L.P.	4,707,999	(2)	6.5%
Neuberger Berman, Inc.	4,621,603	(3)	6.4%
Named Executive Officers
James C. Foster	1,047,787	(4)	1.4%
Real H. Renaud	163,846	(5)	*
Thomas F. Ackerman	191,477	(6)	*
David P. Johst	287,763	(7)	*
Nancy A. Gillett	55,066	(8)	*
Outside Directors
Stephen D. Chubb	58,773	(9)	*
George E. Massaro	44,000	(10)	*
Linda McGoldrick	32,000	(11)	*
George M. Milne, Jr.	56,000	(12)	*
Douglas E. Rogers	358,349	(13)	*
Samuel O. Thier	37,300	(14)	*
William H. Waltrip	58,773	(15)	*
All executive officers and directors as a group (17 persons)	2,525,524	(16)	3.4%

*
Less than 1%.

(1)
The information reported is based on a Schedule 13G/A filed with the SEC on February 14, 2006, by FMR Corp., the parent company of Fidelity Management and Research Company. FMR Corp. has sole dispositive power with respect to all of the shares reported and sole voting power with respect to 241,800 shares reported in the table. The address of FMR Corp. is 82 Devonshire Street, Boston, MA 02109.

(2)
The information reported is based on a Schedule 13G filed with the SEC on February 9, 2006, by Goldman Sachs Asset Management, L.P. Goldman Sachs has sole voting power with respect to 4,525,651 of the shares reported and sole dispositive power with respect to all of the shares reported in the table. The address of Goldman Sachs is 32 Old Slip, New York, New York 10005.

(3)
The information reported is based on a Schedule 13G/A filed with the SEC on March 21, 2006, by Neuberger Berman, Inc. Neuberger Berman has shared dispositive power with respect to all of the shares reported and shared voting power with respect to 3,488,000 shares reported in the table. The address of Neuberger Berman is 605 Third Avenue, New York, New York 10158.

(4)
Includes 781,195 shares of Common Stock subject to options held by Mr. Foster that are exercisable within 60 days of March 13, 2006.

(5)
Includes 115,632 shares of Common Stock subject to options held by Mr. Renaud that are exercisable within 60 days of March 13, 2006.

(6)
Includes 132,039 shares of Common Stock subject to options held by Mr. Ackerman that are exercisable within 60 days of March 13, 2006.

(7)
Includes 237,082 shares of Common Stock subject to options held by Mr. Johst that are exercisable within 60 days of March 13, 2006.

(8)
Includes 31,411 shares of Common Stock subject to options held by Dr. Gillett that are exercisable within 60 days of March 13, 2006.

(9)
Includes 40,000 shares of Common Stock subject to options held by Mr. Chubb that are exercisable within 60 days of March 13, 2006.

(10)
Includes 40,500 shares of Common Stock subject to options held by Mr. Massaro that are exercisable within 60 days of March 13, 2006.

(11)
Includes 32,000 shares of Common Stock subject to options held by Ms. McGoldrick that are exercisable within 60 days of March 13, 2006.

(12)
Includes 50,000 shares of Common Stock subject to options held by Dr. Milne that are exercisable within 60 days of March 13, 2006.

(13)
Includes 30,000 shares of Common Stock subject to options held by Mr. Rogers that are exercisable within 60 days of March 13, 2006.

(14)
Includes 36,000 shares of Common Stock subject to options held by Dr. Thier that are exercisable within 60 days of March 13, 2006.

(15)
Includes 40,000 shares of Common Stock subject to options held by Mr. Waltrip that are exercisable within 60 days of March 13, 2006.

(16)
Includes 1,636,114 shares of Common Stock subject to options exercisable within 60 days of March 13, 2006.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and officers, and persons who own more than 10% of the Common Stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of the Common Stock and other equity securities of the Company. Officers, directors and such beneficial owners are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2005, all Section 16(a) filing requirements applicable to its officers, directors and such beneficial owners were complied with, except that Forms 4 reporting (1) grants of stock options on May 9, 2005 to Mr. Ackerman, Mr. Foster, Dr. Gillett, Mr. Johst and Mr. Renaud, (2) Mr. Brian Bathgate's Forms 4 reporting the grant of restricted stock in January 2005 and the exercise of stock options and sale of 4,000 shares of common stock in July 2005, and (3) the withholding of Mr. Johst's common stock incident to the vesting of restricted common stock in February 2005, were all filed late. These late filings were a result of administrative errors.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation of Executive Officers

Summary Compensation Table

        The following table sets forth certain information with respect to compensation paid to the Named Executive Officers during each of the last three fiscal years.

Long-Term Compensation Awards
Annual Compensation
Securities Underlying Options/ SARs(#)
Name and Principal Position	Fiscal Year	Salary	Bonus	Other Annual Compensation(1)	Restricted Stock Awards(2)			All Other Compensation(3)
James C. Foster Chairman, Chief Executive Officer, President and Director	2005 2004 2003	$750,000 600,000 600,000	$665,000 994,482 331,167	$128,427 71,492 106,145		$4,018,162 — —	167,738 150,000 200,000	$12,657 11,233 9,036
Real H. Renaud Corporate Executive Vice President and General Manager, Worldwide Research Models and Services	2005 2004 2003	$420,000 348,925 315,000	$241,080 324,546 162,606	$23,528 24,762 45,748		$734,156 — 328,700	41,406 27,979 40,400	$10,501 9,545 7,486
Thomas F. Ackerman Corporate Executive Vice President and Chief Financial Officer	2005 2004 2003	$360,000 299,330 278,200	$211,680 248,620 92,131	$52,375 53,325 30,130	$ $	1,122,125 — 197,220	44,649 20,200 26,600	$7,799 7,603 6,147
David P. Johst Corporate Executive Vice President, Human Resources and Chief Administrative Officer	2005 2004 2003	$360,000 299,330 278,200	$211,680 248,620 92,131	$41,185 16,155 41,334	$ $	1,002,750 258,420 —	44,649 20,200 26,600	$7,010 7,025 5,646
Nancy A. Gillett Corporate Senior Vice President and President, Global Preclinical Services	2005 2004 2003	$300,000 249,230 225,000	$158,200 167,004 37,713	$38,706 16,466 21,767		$828,701 — —	39,901 17,400 18,100	$5,815 3,750 5,908

(1)
Includes compensation associated with health benefits and reimbursements, use of Company vehicles (including the residual incremental value realized by the Named Executive Officer upon purchase of Company vehicles at conclusion of lease), value of personal use of Company aircraft, tax gross-up and offset payments, financial and estate planning, security services, certain membership dues and other reimbursements. For fiscal 2005, each item included in this column that exceeded 25% of the total items in the column for each of the Named Executive Officers was, respectively, as follows: Mr. Renaud—$11,213 for use of a company vehicle; Mr. Ackerman—$13,819 for tax gross-up and offset payments and $14,579 for use of a company vehicle; Mr. Johst—$12,182 for tax gross-up and offset payments and $13,463 for use of a company vehicle; and Dr. Gillett—$10,587 for use of a company vehicle.

(2)
These values are calculated by multiplying the number of shares awarded by the closing price of the Common Stock on the New York Stock Exchange on the date of grant. In general, one third of the shares of an award of restricted Common Stock is freed from the restrictions on transfer each year, provided that the recipient continues to be employed by the Company on the anniversary date of the grant. Holders of restricted stock are entitled to vote their restricted shares and are entitled to receive dividends on such shares to the same extent dividends are declared on common stock generally. For information regarding the award of restricted shares to Mr. Foster, see the Compensation Committee Report in this proxy statement. As of the end of fiscal 2005, the Named Executive Officers held the following number of unvested shares of restricted stock: Mr. Foster: 104,150; Mr. Renaud: 18,709; Mr. Ackerman: 25,500; Mr. Johst: 25,000; and Dr. Gillett: 17,355. The values of these shares, calculated by multiplying the number of shares by the closing price of the Common Stock on the NYSE on the last trading day of fiscal 2005 ($42.37) were $4,412,835, $792,700, $1,080,435, $1,059,250, and $735,331, respectively.

(3)
Includes the dollar value of the term life insurance cost under the Company's Executive Supplemental Life Insurance Retirement Plan (the "ESLIRP"), which for 2005 was: Mr. Foster ($6,842); Mr. Renaud ($4,686); Mr. Ackerman ($1,983); and Mr. Johst ($1,194), and 2005 employer contributions under the Company's Savings Plus Plan, which was $5,815 for each of Messrs. Foster, Renaud, Ackerman and Johst and for Dr. Gillett. Dr. Gillett is not a participant in the Company's ESLIRP.

        In February 2006, the Compensation Committee of the Board of Directors set 2006 base salary compensation for each of the Named Executive Officers, as follows: Mr. Foster—$850,000, Mr. Renaud—$450,000, Mr. Ackerman—$400,000, Mr. Johst—$400,000, and Dr. Gillett—$360,000

Certain Relationships and Related Transactions

        The brother of Mr. Foster has been employed by the Company for a total of 28 years, and currently serves as our Director, Gnotobiotics and Rederivation, in which capacity he receives compensation and benefits in excess of $60,000 per year. The father of Mr. Foster, Dr. Henry L. Foster, founded the Company in 1947 and served as President until 1991, as Chairman and CEO from 1991-1992, and as Chairman from 1992-2000. Dr. Foster currently serves as Director Emeritus and provides consulting services for which the Company compensates him, together with other benefits including access to an office and administrative services, in excess of $60,000 per year. The sister-in-law of Dr. Gillett has been employed by the Company (or its predecessor) for approximately 10 years and in her current capacity as a Senior Director of Research receives compensation and benefits in excess of $60,000 per year.

Option Grants in Last Fiscal Year

        The following table sets forth information regarding options granted during fiscal year 2005 to each of the Named Executive Officers.

	Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
	Number of Securities Underlying Options Granted (#)(1)	Percent of Total Options Granted to Employees in Fiscal Year
				Exercise or Base Price ($/Share)(2)
Name					Expiration Date
						5%	10%
James C. Foster	144,300 23,438	10.81 1.76	% %	$47.75 47.36	2/17/2015 5/09/2015	$4,333,288 698,088	$10,981,404 1,769,092
Real H. Renaud	37,500	2.81%		47.75	2/17/2015	1,126,114	2,853,795
	3,906	0.29%		47.36	5/09/2015	116,338	294,823
Thomas F. Ackerman	32,930	2.46%		47.75	2/17/2015	988,879	2,506,013
	11,719	0.88%		47.36	5/09/2015	349,044	884,546
David P. Johst	32,930	2.46%		47.75	2/17/2015	988,879	2,506,013
	11,719	0.88%		47.36	5/09/2015	349,044	884,546
Nancy A. Gillett	30,135 9,766	2.25 0.73	% %	47.75 47.36	2/17/2015 5/09/2015	904,946 290,875	2,293,310 737,134

(1)
The options were granted pursuant to the Company's 2000 Incentive Plan. The options granted to the Named Executive Officers are incentive stock options to the extent permitted by law and vest annually in three equal installments, except for the options granted on May 9, 2005, which were immediately exercisable.

(2)
The exercise price is equal to the fair market value of the Company's Common Stock on the date of grant.

(3)
The amounts shown in this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of the Common Stock, the optionee's continued employment through the option period and the date on which the options are exercised. These amounts should not be used to predict stock performance.

Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year-End Option Values

        The following table sets forth for each of the Named Executive Officers the number of shares of Common Stock acquired on exercise of options during fiscal 2005, the aggregate dollar value realized upon such exercise, and the number and value of in-the-money stock options as of the end of fiscal 2005.

			Number of Securities Underlying Unexercised Options at Fiscal Year-End(#)
					Value of the Unexercised In-The-Money Options at Fiscal Year-End(3)
Name	Shares Acquired on Exercise (#)	Value Realized($)(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
James C. Foster	150,000	$6,393,185	733,095	210,967	$10,409,204	$633,336
Real H. Renaud	24,000	660,256	103,132	50,967	816,064	127,936
Thomas F. Ackerman	34,043	1,404,712	121,063	41,797	1,712,892	84,236
David P. Johst	10,000	446,7000	226,106	41,797	5,325,260	84,236
Nancy A. Gillett	14,000	191,877	21,366	36,169	0	57,323

(1)
Represents the difference between the exercise price and the fair market value of the Common Stock on the date of exercise.

(2)
On December 7, 2005, the Company accelerated the vesting of outstanding options previously awarded to certain officers and employees. Options granted on February 13, 2004 to purchase approximately 724,000 shares of common stock at an exercise price of $43.07 were subject to this acceleration. As a condition of the acceleration and to prevent unintended personal benefit, the Company's executive officers and other members of senior management agreed to refrain from selling common stock acquired upon the exercise of these accelerated options until the original vesting date. As of December 31, 2005, the Named Executive Officers held the following number of unexercised stock options subject to such restrictions: Mr. Foster—150,000; Mr. Renaud—30,300; Mr. Ackerman—20,200; Mr. Johst—20,200; and Dr. Gillett—11,600.

(3)
Represents the difference between the closing price per share of the Company's Common Stock on the last trading day of fiscal 2005 ($42.37), as reported on the NYSE, and the option exercise price.

Pension, Savings and Deferred Compensation Plans

        One of the Company's sponsored defined benefit plans, the Charles River Laboratories, Inc. Pension Plan, is a qualified, non-contributory plan that covers most U.S. employees hired prior to January 1, 2002 (employees hired after December 31, 2001 are not eligible to participate in this plan). Benefits are based on participants' highest five consecutive years of compensation and years of service. The amount of pension payable at normal retirement (age 65) is equal to the greatest of: 1 1/8% of participants' highest five consecutive years of compensation multiplied by years of service up to 40 years, less the maximum offset allowance determined in accordance with the Internal Revenue Code section 401(l); (2) $180 multiplied by years of service; and (3) $1,500. In addition, certain officers and key employees are entitled to a supplemental benefit amount under the Plan. Participants' rights vest upon completion of five years of service.

        Certain officers and key employees of the Company also participate in the Company's amended and restated Executive Supplemental Life Insurance Retirement Plan, or ESLIRP, which is a non-funded, non-qualified arrangement. Annual benefits under this plan will equal a percentage of the highest five consecutive years of compensation, offset by amounts payable under the Charles River Laboratories, Inc. Pension Plan and Social Security. The age-based percentages are 46% at age 59, and up to 55% at age 62 and over. The normal retirement age is 62. Eligible spouses (married one year or longer at the executive's retirement date) receive survivor benefits at a rate of 100% of the benefit paid to the executives during the first 15 years following retirement and at the rate of 50% thereafter. Executive officer participants vest as to 50% of the total benefit after five years of service with a 10% incremental increase in vesting percentage for each year thereafter. The Company has taken out several key person life insurance policies with the intention of using their cash surrender value to fund the ESLIRP.

        The following table shows the total estimated annual benefits payable under the ESLIRP beginning at retirement and continuing until the executive's death. These estimates are based on the assumptions that the executive will continue to work for the Company until normal retirement (age 62) with no change in current 2005 compensation. The total benefit below will be offset by the Charles River Laboratories, Inc. Pension Plan and Social Security. Amounts shown are paid as a 15-year certain and continuous annuity with a 50% spousal benefit after the 15 years.

Highest Five-Year Average Compensation	Retirement at Age 62— All Years of Service
$ 500,000	275,000
600,000	330,000
700,000	385,000
800,000	440,000
900,000	495,000
1,000,000	550,000
1,100,000	605,000
1,200,000	660,000
1,300,000	715,000
1,400,000	770,000
1,500,000	825,000
1,600,000	880,000
1,700,000	935,000
1,800,000	990,000
1,900,000	1,045,000
2,000,000	1,100,000

        The (i) 2005 pensionable earnings (W-2 compensation plus salary deferrals and net stock options), (ii) current years of service and (iii) projected total service at age 62 are as follows for each of the Named Executive Officers:

Name	Compensation	Years of Service	Projected Total Years of Service at Age 62
James C. Foster	$1,823,791	30.6	37.6
Real H. Renaud	756,181	41.3	44.3
Thomas F. Ackerman	647,105	18.0	29.0
David P. Johst	644,682	15.0	33.0
Nancy A. Gillett	527,755	6.0	18.0

        The estimated annual vested accrued benefit payable upon retirement at age 62, based on the continued service, level future earnings and no change to the current plan design is as follows for the Named Executive Officers participating in the ESLIRP, subject to offset by amounts payable under the Charles River Laboratories, Inc. Pension Plan and Social Security: Mr. Foster ($1,003,085), Mr. Renaud ($415,900), Mr. Ackerman ($355,908), and Mr. Johst ($354,575). Dr. Gillett is not a participant in the ESLIRP. The estimated annual vested accrued benefit payable as a straight life annuity upon retirement at age 65 (the normal retirement age under the Pension Plan) to Dr. Gillett under the Charles River

Laboratories, Inc. Pension Plan is $40,100 assuming in Dr. Gillett's case continued future service until retirement.

        On February 8, 2006, the Company established the Charles River Laboratories Deferred Compensation Plan (the "Deferred Compensation Plan") for select eligible employees, including its Named Executive Officers. Under the Deferred Compensation Plan, participants may elect to defer bonus and salary amounts, and may select the investment returns to be applied to deferred amounts from among a number of reference mutual funds as well as an interest crediting rate. The plan is not qualified under Section 401(a) of the Internal Revenue Code and is not subject to the Employee Retirement Income Security Act of 1974.

        Participants must specify the distribution date for deferred amounts at the time of deferral, in accordance with applicable IRS regulations. Generally, amounts may be paid in lump sum or installments upon retirement or termination of employment, or later if the employee terminates employment after age 55 and before age 65. Amounts may also be distributed during employment, subject to a minimum deferral requirement of three years.

        In connection with the establishment of the Deferred Compensation Plan, the Company has discontinued the ESLIRP for current active employees who agree to convert their ESLIRP benefit to a comparable defined contribution benefit. The present value of the accrued benefits of ESLIRP participants has been credited, or is expected to be credited, to their Deferred Compensation Plan accounts, and future ESLIRP accruals will be converted to present values and credited to their Deferred Compensation Plan accounts annually. Mr. Foster, Mr. Renaud, Mr. Ackerman and Mr. Johst, who are Named Executive Officers, are participants in the ESLIRP. Upon the adoption of the Deferred Compensation Plan, the present values of their accrued ESLIRP benefits, prior to adjustments for outstanding Medicare taxes, as of January 1, 2006, are credited to their Deferred Compensation Plan account balances as follows: Mr. Foster: $6,583,453, Mr. Renaud: $2,723,013, Mr. Ackerman: $1,722,354 and Mr. Johst: $1,263,557.

        The ESLIRP has historically been, and the Deferred Compensation Plan will be, funded through the purchase of corporate-owned life insurance policies on the participants' lives. Deferred Compensation Plan participants will have no interest in any such policies.

Employee Agreements and Compensation Arrangements

        The Company does not currently have employment agreements with any of the Named Executive Officers, other than the severance agreements and change in control agreements discussed below.

Severance Plans

        In January 1999, the Company adopted an Officer Separation Plan, which provides for severance payments to its corporate officers whose employment is terminated by the Company for reasons other than cause, voluntary resignation, disability, early or normal retirement or death and who have not been offered comparable positions within the Company. The Plan was amended to provide for a severance payment equal to two years of an officer's base pay (plus accrued vacation pay and a pro rata bonus payout if termination occurred after June 30th of the applicable year), payable to the officer as of the separation date. In exchange for these payments, the officer must agree not to compete with the Company for one year following his or her separation. To date, no payments have been made by the Company under the 1999 Officer Separation Plan, as amended. Each of the Named Executive Officers other than Mr. Renaud is a participant under the plan. In January 1992, Mr. Renaud entered into an agreement with Charles River Laboratories, Inc. providing for a severance payment equal to one year of his base pay if his employment is terminated for any reason other than for cause, and up to one additional year of base pay until he finds non-competing employment. The Plan and the 1992 agreement with Mr. Renaud each prohibit severance recipients from competing with Charles River Laboratories, Inc. for one year after termination of employment.

Change in Control Agreements

        The Company has entered into agreements (each, an "Agreement") with most of its executive officers, including each of the Named Executive Officers. The Agreements provide such officers with severance and other benefits in the event their employment terminates under certain conditions during the term of the Agreement and within one year following a Change in Control. Each Agreement has a term of three years, with automatic one-year extensions thereafter. Payments made to the executive officer under the Agreement will generally offset or reduce payments and benefits to which the officer may be entitled under any other severance plan or agreement with the Company.

        The Agreement provides that any options to acquire Common Stock of the Company awarded to the executive officer under any stock option or other long-term incentive plan shall become fully exercisable upon the occurrence of the Change in Control. In addition, restrictions on any shares of restricted stock of the Company held by the executive officer shall lapse upon the occurrence of the Change in Control during the term of the Agreement.

        Each executive officer covenants in his or her Agreement that in the event of a Change in Control during the term of the Agreement, he or she will remain in the employ of the Company after the Change in Control until the earliest of (1) six months after the date of the Change in Control, (2) termination by the executive officer of his or her employment for Good Reason or by reason of death, disability or retirement or (3) termination of the executive officer's employment by the Company for any reason.

        If the employment of the executive officer is terminated during the term of the Agreement and on or before the first anniversary of a Change in Control (1) by the Company other than for Cause, death or disability or (2) by the executive officer for Good Reason, the executive officer will be entitled to certain severance benefits, as follows:

  •
  a lump-sum cash severance payment equal to a multiple that varies from one to three (depending on the position held by the executive officer) times the sum of (1) the executive officer's then base salary and (2) the executive officer's target bonus for the fiscal year in which the termination occurs; for purposes of the foregoing, Mr. Foster's multiple is three, and the other Named Executive Officers' multiple is two;

  •
  for those executive officers at the Senior Vice President level and above, an additional payment to "gross-up" the executive officer for any significant excise tax imposed by Section 4999 of the Internal Revenue Code;

  •
  additional service credit for pension purposes;

  •
  continuation of group health, dental, life insurance and other welfare-type benefits for a number of years post-termination (varying from one to three, depending on the position held by the executive officer); for purposes of the foregoing, Mr. Foster will receive three years of such benefits and the other Named Executive Officers will receive two years; and

  •
  26 weeks of outplacement services (up to $50,000), purchase of the officer's then Company-leased vehicle, and payment of legal fees incurred in connection with any termination of employment other than a termination by the Company for Cause.

        A "Change in Control" is defined in each Agreement as any one of the following: (1) the closing of the sale of all or substantially all of the Company's assets as an entirety to any person or related group of persons; (2) the merger or consolidation of the Company with or into another corporation or the merger or consolidation of another corporation with or into the Company or one of the Company's subsidiaries, such that immediately after such transaction the outstanding voting securities of the Company immediately prior to such transaction represent less than a majority of the total voting power of the outstanding voting securities of the entity surviving such merger or consolidation; (3) the closing of a transaction pursuant to which beneficial ownership of more than 50% of the Company's outstanding Common Stock (assuming the issuance of Common Stock upon conversion or exercise of all then exercisable conversion or purchase rights of holders of outstanding convertible securities, options, warrants, exchange rights and other rights to acquire Common Stock) is transferred to a single person or entity, or a "group" (within the meaning of Rule 13d-5(b)(l) of the Securities Exchange Act of 1934) of persons or entities, in a single transaction or a series of related transactions.

        Under the Agreement, the term "Cause" is defined as the (1) willful and continued failure of the executive officer to perform his or her duties with the Company, (2) a substantial violation of the Company's Code of Business Conduct and Ethics (and any successor policy), (3) conviction of a felony or (4) engaging in conduct that violates the confidentiality provisions of the Agreement. "Good Reason" is generally defined to include, (1) situations such as the assignment to the executive officer of duties inconsistent with his or her position or responsibility prior to the Change in Control, (2) a reduction in annual base salary (excluding across-the-board salary reductions affecting all senior executives), (3) failure to pay any portion of current compensation or deferred compensation when due after the expiration of a grace period (excluding across-the-board reductions or failures affecting all senior executives), (4) failure to maintain any compensation plan that is material to the executive officer's total compensation, (5) failure to maintain material benefits that are substantially the same as those in effect when the Change in Control occurs, and (6) job relocations requiring the executive officer to relocate more than 50 miles from the office where he or she was based.

REPORT OF COMPENSATION COMMITTEE

        The Compensation Committee (the "Committee") is responsible for overseeing the Company's compensation and benefit plans and policies, establishing and administering the Company's executive compensation programs, administering its stock plans (including reviewing and approving equity grants to executive officers) and reviewing and approving annually all compensation decisions related to the Named Executive Officers (NEOs). The Committee reviews its decisions regarding compensation for the NEOs with the full Board of Directors. The Committee separately reviews its decisions regarding compensation for the Chairman/Chief Executive Officer with the independent Directors of the Board in Executive Session.

        The Committee recognizes the importance of establishing and adhering to well-reasoned principles and practices for the design, implementation and ongoing administration of compensation and related programs. The Committee has taken a number of actions in order to enhance the Committee's ability to meet its responsibilities, and to ensure that the Company's compensation practices appropriately align executive pay and performance. Some of the actions taken by the Committee include:

  •
  Establishing a compensation philosophy that supports and aligns with the strategic business direction of the Company.

  •
  Focusing the compensation program mix more towards the performance-based components (annual and long-term incentives) to strengthen the link between pay and shareholder value.

  •
  Reviewing and establishing annual performance objectives (financial and otherwise) for executives.

  •
  Reviewing, modifying and utilizing a set of Peer Group companies for annual performance and competitive compensation comparison purposes.

  •
  Making decisions regarding compensation based on the Company's financial performance as compared to the Peer Group, competitive market placement as compared to the Peer Group, and alignment with the established compensation philosophy.

  •
  Establishing stock ownership guidelines.

  •
  Initiating an annual review process of total compensation including various termination scenarios for the NEOs.

  •
  Engaging an independent compensation consultant to advise on executive compensation and related programs.

  •
  Enhancing the visibility and transparency of compensation policies and actions.

        The Committee of the Board of Directors is composed entirely of independent directors for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "1934 Act"), and with respect to the requirements of an "outside director" for purposes of Section 162(m) of the Internal Revenue Code, and with respect to the NYSE's definition of an "independent" director.

        The Committee has engaged an independent compensation consultant from a nationally-recognized firm that specializes in executive compensation. The independent compensation consultant's firm does not have any significant contractual relations with the Company outside of the engagements managed by the Committee. The Committee deals directly with the independent compensation consultant and determines all project engagements.

Executive Compensation

        The objectives of the Company's executive compensation program are to:

  •
  Provide a competitive compensation package that will attract and retain superior talent and reward performance.

  •
  Support the achievement of desired Company performance.

  •
  Align the interests of executives with the long-term interests of shareholders.

        The Company's compensation program for executive officers, including the Chief Executive Officer, consists of the following elements:

  •
  Base salary.

  •
  Annual cash incentive awards—based on annual performance measures.

  •
  Mid-term incentive awards—based on mid-term performance measures over a 3 year period.

  •
  Long-term incentive awards—based on longer-term performance measures over a 10 year period.

        The Chief Executive Officer recommends individual base salaries, annual target incentive award opportunities, and long-term incentive grants for executive officers on the basis of the competitive analysis, individual and company performance, and the contribution of the individual. The Committee is then responsible for determining the base salary, annual target incentive award opportunity, and long-term incentive grants for executive officers, and for recommending awards for the Chief Executive Officer to the Board's independent directors. The Board's independent directors are responsible for determining the Chief Executive Officer's award.

        Section 162(m) of the Internal Revenue Code of 1986, as amended, places a limit of $1 million on the amount of compensation that the Company may deduct in any year with respect to each of its five most highly paid executive officers. It is the Committee's intention that all compensation payments be tax deductible under Section 162(m). However, the Committee has determined that it may be appropriate to make payments that may not be deductible, to ensure the Company's ability to be competitive and to reward executives appropriately, and has reserved the right to do so.

Base Salary

        Base salaries are paid within a range designed to approximate the median base salaries of executives with similar responsibilities in firms which are similar in size and stage of development to the Company, including companies that primarily provide pre-clinical products and services to pharmaceutical and biotechnology companies, companies in the biotechnology industry and other comparable companies (the "Peer Group"). Data for comparable companies is drawn from public disclosures for the companies in the Peer Group and from reputable ongoing compensation surveys of similarly sized companies in the industries listed above. Actual base salaries are determined after considering the competitive data, overall competitive position as compared to the compensation philosophy, the performance of the individual and internal equity considerations. The Chief Executive Officer recommends base salaries for the NEOs (excluding the Chief Executive Officer).

        Base salaries for the executive officers were established following a competitive assessment as outlined above, and the Committee's review of each individual's performance and contribution.

Annual Cash Incentive Awards

        The Compensation Committee previously established the Executive Incentive Plan (EICP) which is designed to provide annual financial incentives to executive officers and other key employees of the Company. The EICP is designed to reward executives for their contributions to the success of the

Company based on predetermined corporate/business unit, functional and/or individual objectives. The Committee annually establishes performance objectives and corresponding performance ranges for the executives. Performance objectives and their relative weight may change from year to year, but typically include operating income, revenue, earnings per share and other key performance objectives Minimum performance levels (below which no award will be earned—0% of target) and maximum payment levels (above which no additional award will be paid—250% of target) are typically incorporated in the plan. The Committee also has the discretion to employ its judgment in determining individual awards. EICP target values for executives are intended to provide above-median reward opportunities when performance objectives are met or exceeded.

        Actual individual awards for the NEOs, excluding the Chief Executive Officer, reflect the Chief Executive Officer's recommendations and the Committee's assessment of each officer's performance and contribution. Bonus targets for the NEOs, excluding the Chief Executive Officer, were set at various levels, ranging from 60% to 70% of base salary. All EICP bonus payments are subject to review and adjustment by the Committee.

Mid-Term Incentive Awards

        In 2004, the Company's Board of Directors initiated a new performance-based management Mid-Term Incentive Program (the "MTI Program"), as part of the shareholder approved 2000 Incentive Plan. The MTI Program was designed to provide mid-term financial incentives to the NEOs. The MTI Program is also intended to complement the Company's long-term incentive program, and to more closely align the performance objectives of participants with the Company's ongoing three-year strategic plan objectives. For 2004, the MTI Program provided that up to a maximum of 218,000 performance units could be granted to participants based on achieving financial performance targets for 2006. Financial performance objectives for the 2004-2006 cycle are based on operating income and revenue measures. The MTI Program units will be paid out to participating employees in the form of cash and restricted stock and the end of the performance period if performance objectives are met or exceeded. In February 2005, the Committee determined not to make any future awards under the MTI Program. The 2004-2006 MTI program cycle will continue as intended.

Long-Term Incentive Awards

        Long-term incentive compensation, in the form of stock options or restricted stock grants, allows the executive officers to share in any appreciation in the value of the Company's Common Stock. The Committee believes that stock option and restricted stock participation aligns executive officers' interests with those of the shareholders. The amounts of the awards are designed to reward performance and create incentives to meet long-term objectives. Because the Committee values longer-term shareholder value creation, the long-term incentive plan is targeted within ranges to provide total compensation opportunities (including base salaries and annual incentives) that are above median levels for similar executives in comparable firms, but only to the extent that above-median performance goals are achieved.

        Longer-term incentive opportunities in the form of stock options and restricted stock were granted to all executive officers, consistent with the philosophy outlined above. In the fourth quarter of 2005, in anticipation of the effective date of Statement of Financial Accounting Standards No. 123R, "Share Based Payment", the Committee accelerated the vesting of certain outstanding stock options previously awarded to certain officers and employees, including each of the NEOs. As a condition of the acceleration and to prevent unintended personal benefit, the Company's executive officers, including each of the NEOs, agreed in writing to refrain from selling Company stock acquired upon the exercise of these accelerated options until the original vesting date.

Stock Ownership Guidelines

        The Board of Directors believes that senior management should have a significant equity interest in the Company in order to align the interests of management and the Company's shareholders. Therefore, the Board adopted stock ownership guidelines for senior management. Under these guidelines, executive officers are required to maintain an ownership position, expressed as a multiple of salary, as follows:

CEO	4 times base salary
EVP	3 times base salary
SVP	2 times base salary
VP	1 times base salary

        Officers have two years from the time they attain the executive level listed above to comply with the ownership requirements. Stock options and restricted stock are not counted toward the holding requirement. The Committee periodically reviews stock ownership levels of executive officers to ensure compliance. The Committee will evaluate whether exceptions should be made in the case of any officer who, due to his or her unique financial circumstances, would incur a financial hardship by complying with this requirement.

Retirement and Savings Plans

        The Committee also reviews the participation of executive officers in the Company's retirement and savings plans. Executive officers participate in the Company's retirement and savings plans (e.g. pension, ESLIRP, and 401(k)). The information contained under the caption "Pension, Savings and Deferred Compensation Plans" discusses all of the pension arrangement for the NEOs. Except as disclosed under the caption "Pension, Savings and Deferred Compensation Plans", the Company has no other agreements currently in effect in which the Company agrees to pay any supplemental pension amount to a NEO after retirement, although payments might be made after retirement under equity awards or the Deferred Compensation Plan. The Company matches certain employee contributions to its 401(k) savings plan in cash. Company matching amounts for the NEOs are included under the caption "All Other Compensation" in the Summary Compensation Table.

        In 1973, the Company implemented the Executive Supplemental Life Insurance Retirement Plan (ESLIRP) for executives, which was in effect for the full 2005 fiscal year. See the section of this proxy statement entitled "Pension, Savings and Deferred Compensation Plans" for more details about the ESLIRP. In 2006, the Committee will discontinue the ESLIRP for current active employees who agree to convert their ESLIRP benefit to a comparable deferred compensation benefit. The present value of the accrued ESLRIP benefits will be credited to (the newly designed and implemented) Deferred Compensation Plan accounts, and future ESLIRP accruals will be converted to present values and credit to Deferred Compensation Plan accounts annually. The ESLIRP was funded through the purchase of corporate-owned life insurance policies on the participants' lives. Each NEO is eligible to receive a pre-retirement life insurance death benefit equal to four times base annual salary plus target bonus, less group coverage.

Other Compensation

        The Company offers each executive officer the use of a leased car for personal purposes, the value of which is included in the "Other Annual Compensation" column in the Summary Compensation Table. "Other Annual Compensation" also includes compensation associated with supplemental health benefit reimbursements, tax gross-up and offset payments, tax planning and preparation of tax filings, reimbursement of home security systems, and other reimbursements.

        The Committee periodically reviews stock ownership levels of executive officers to ensure compliance with stock ownership requirements. As of fiscal year-end 2005, each of the NEOs is in compliance with these guidelines.

        For 2005, the Committee also reviewed all components of the NEOs compensation, including salary, bonus, long-term incentive compensation, accumulated realized and unrealized stock option and restricted stock gains, the dollar value to the executive and cost to the Company of all significant perquisites and other personal benefits, the earnings and accumulated payout obligations under all the Company's qualified and non-qualified retirement programs, the actual projected payout obligations under the Company's severance and change-in-control scenarios.

Chief Executive Officer Compensation

        Mr. Foster has held the position of President since 1991, CEO since 1992 and Chairman since June 2000. In 2005, Mr. Foster's base salary was within the range of salary levels received by his counterparts in companies in the Peer Group, but was below the median competitive level targeted by the Committee for base compensation. Mr. Foster also received an annual bonus which was based on the Company's earnings per share and operating income, and Mr. Foster's overall strategic leadership of the Company in fiscal 2005. Mr. Foster's bonus in 2005 was greater than his scheduled EICP bonus payout as a result of an adjustment approved by the Committee as additional recognition of his efforts. The Committee believes Mr. Foster has managed the Company well and has continued to move the Company towards its long-term objectives. In February 2005, the Company granted Mr. Foster stock options and shares of restricted stock. The restricted stock vests equally over a three-year period from the date of grant. In May 2005, the Company also granted fully-vested stock options to Mr. Foster in recognition of the successful acquisition of Inveresk.

        Mr. Foster also receives, in addition to the supplemental benefits and perquisites outline earlier in this report, annual membership to a club, and the use of a Company leased aircraft for personal travel. The incremental value attributed to such personal travel in fiscal 2005 was $28,437 and is disclosed in the "Other Annual Compensation" column in the Summary Compensation Table.

        The foregoing report has been furnished by the Compensation Committee.

THE COMPENSATION COMMITTEE Dr. George M. Milne, Jr. (Chair) Mr. Douglas E. Rogers Mr. William H. Waltrip

Compensation Committee Interlocks and Insider Participation

        During most of the 2005 fiscal year, the Compensation Committee consisted of Messrs. Milne, Rogers and Waltrip. None of these individuals has served as an officer or employee of the Company or any of its subsidiaries. The Company is not aware of any compensation committee interlocks.

REPORT OF THE AUDIT COMMITTEE

        The Audit Committee of the Board of Directors consists entirely of directors who meet the independence and experience requirements of the New York Stock Exchange and the Sarbanes-Oxley Act of 2002. During fiscal 2005, the Committee consisted of Messrs. Massaro, Chubb and Waltrip.

        The Audit Committee assists the Board in overseeing and monitoring the integrity of the Company's financial reporting process, its compliance with legal and regulatory requirements and the quality of its external audit processes. The role and responsibilities of the Audit Committee are set forth in a written Charter adopted by the Board. The Audit Committee reviews and reassesses the Charter annually and recommends any changes to the Board for approval. The Audit Committee is responsible for overseeing the Company's overall financial reporting process. The Board of Directors has determined that Stephen D. Chubb and George E. Massaro are both audit committee financial experts. In fulfilling its responsibilities for the financial statements for the fiscal year ended December 31, 2005, the Audit Committee took the following actions:

  •
  Reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2005, the quarterly financial statements and the annual and quarterly earnings press releases with management, which has primary responsibility for the financial statements and the earnings releases, and PricewaterhouseCoopers LLP, the Company's independent auditors.

  •
  Reviewed and discussed with management the requirements under Sections 302 and 404 of the Sarbanes-Oxley Act of 2002 and monitored the activity surrounding the compliance initiative of the Company's management and the audit-related activity of PricewaterhouseCoopers LLP.

  •
  Met with the Company's management, internal auditors and PricewaterhouseCoopers LLP, separately and together, with and without management present, to discuss the Company's financial reporting process and internal controls over financial reporting in addition to other matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

  •
  Received written disclosures and the letter from PricewaterhouseCoopers LLP regarding its independence as required by Independence Standards Board Standard No. 1. The Audit Committee further discussed with PricewaterhouseCoopers LLP their independence and acknowledged their independence.

  •
  Considered the status of taxation matters and other areas of oversight relating to the financial reporting and audit process that the Committee determined appropriate.

  •
  Reviewed with the independent auditor all services provided during 2005 and found no independence concerns and approved all work in advance of completion consistent with prescribed policy and procedures.

  •
  Monitored compliance with the policies and procedures for the engagement of the independent auditors. The Committee engaged the independent auditors only for certain services including audit, audit-related and specifically approved tax and other services.

  •
  Reviewed the annual inspection report by the Public Company Accounting Oversight Board of the independent auditors, and discussed the report with the independent auditors.

  •
  Monitored compliance with the policy and procedures for the confidential and anonymous receipt, retention and treatment of complaints regarding the Company's accounting, internal controls over financial reporting and auditing matters.

        Based on the Audit Committee's review of the audited financial statements, and representations made by and discussions with management and PricewaterhouseCoopers LLP, the Audit Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2005 for filing with the Securities and Exchange Commission.

Mr. George E. Massaro (Chair) Mr. Stephen D. Chubb Mr. William H. Waltrip

STOCK PERFORMANCE GRAPH

        The following stock performance graph compares the annual percentage change in the Company's cumulative total shareholder return on its Common Stock during a period commencing on December 30, 2000 and ending on December 31, 2005 (as measured by dividing (1) the sum of (A) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (B) the difference between the Company's share price at the end and the beginning of the measurement period; by (2) the share price at the beginning of the measurement period) with the cumulative total return of the S&P 500 Index and the NASDAQ Pharmaceutical Index during such period. The Company has not paid any dividends on the Common Stock, and no dividends are included in the representation of the Company's performance. The stock price performance on the graph below is not necessarily indicative of future price performance. This graph is not "soliciting material," is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934 whether made before or after the date hereof and irrespective of any general incorporation language in any such filing. Information used on the graph was obtained from Standard & Poor's Institutional Market Services, a source believed to be reliable, but the Company is not responsible for any errors or omissions in such information.

	Dec. 30, 2000	Dec. 29, 2001	Dec. 28, 2002	Dec. 27, 2003	Dec. 25, 2004	Dec. 31, 2005
Charles River Laboratories International, Inc.	$100	$124.20	$139.69	$122.78	$170.05	$154.78
S&P 500 Index	100	88.12	68.64	88.33	97.94	102.75
NASDAQ Pharmaceutical Index	100	85.35	53.53	77.72	84.27	92.80

OTHER MATTERS

Code of Business Conduct and Ethics

        All our employees, including our Chief Executive Officer and Chief Financial Officer, and members of our Board of Directors, are required to abide by our Code of Business Conduct and Ethics to ensure that our business is conducted in a consistently legal and ethical manner. Our Code forms the foundation of a comprehensive process that includes compliance with all corporate policies and procedures, an open relationship among colleagues that contributes to good business conduct, and an abiding belief in the integrity of our employees. Our policies and procedures cover all areas of professional conduct, including employment policies, conflicts of interest, intellectual property and the protection of confidential information, as well as strict adherence to all laws and regulations applicable to the conduct of our business.

        Employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Business Conduct and Ethics. The Sarbanes-Oxley Act of 2002 requires companies to have procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. We currently have such procedures in place, and we will monitor any rules adopted by the SEC to determine whether we need to modify our processes.

        The full text of our Code of Business Conduct and Ethics is available on our website at www.criver.com, under the "Investor Relations—Corporate Governance" caption. We will disclose any future material amendments to the Code of Business Conduct and Ethics and any waivers granted to an Officer within two business days following the date of such amendment or waiver.

Other Business

        The Board of Directors knows of no other business which will be presented at the Meeting. If any other business is properly brought before the Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

Shareholder Proposals for 2007 Proxy Statement

        Shareholders who wish to present proposals for inclusion in the proxy statement relating to the Company's Annual Meeting of Shareholders to be held in 2007 (the "2007 Annual Meeting") may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934 and the Company's By-laws. To be eligible, shareholder proposals must be received by the Corporate Secretary of the Company no later than December 8, 2006.

        Under the Company's By-laws, if a shareholder wishes to present a proposal before the 2007 Annual Meeting but does not wish to have the proposal considered for inclusion in the Company's proxy statement and proxy card, such shareholder must give written notice to the Corporate Secretary of the Company, Charles River Laboratories International, Inc., 251 Ballardvale Street, Wilmington, MA 01887. The Corporate Secretary must receive such notice not less than 60 days nor more than 90 days prior to May 9, 2007, provided that, if the 2007 Annual Meeting is not held within 30 days before or after May 9, 2007, then such nomination must be delivered to or mailed and received by the Corporate Secretary no later than the close of business on the 10th day following the date on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever occurs first. If we do not receive timely notice of a proposal to be presented at the 2007 Annual Meeting, the persons named as proxies in the proxy materials relating to that meeting will use their discretion in voting the proxies when any such proposal is raised at the meeting.

Obtaining Additional Information about the Company

        The Notice of Meeting, this Proxy Statement, the enclosed Proxy and the Company's Annual Report to Shareholders for the year ended December 31, 2005 are being mailed to shareholders on or about April 7, 2006. The Company's Annual Report to Shareholders includes a copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (other than exhibits thereto), as filed with the SEC. The Form 10-K provides additional information about the Company. Exhibits will be provided upon written request and payment of an appropriate processing fee. A copy of the Company's Annual Report on Form 10-K (with exhibits) for the year ended December 31, 2005 can also be found on the SEC website at www.sec.gov.

        Copies of the charters of the Audit Committee, the Corporate Governance and Nominating Committee and the Compensation Committee, the Company's Corporate Governance Guidelines, and the Company's Code of Business Conduct and Ethics are also available upon request from any shareholder to the Company, Attn: Corporate Secretary, 251 Ballardvale Street, Wilmington, MA, 01887.

Certain Matters Relating to Proxy Materials and Annual Reports

        The Company satisfies SEC rules regarding delivery of proxy statements and annual reports by delivering a single proxy statement and annual report to an address shared by two or more Company shareholders. This delivery method is referred to as "householding" and can result in meaningful cost savings for the Company. In order to take advantage of this opportunity, the Company has delivered only one proxy statement and annual report to multiple shareholders who share an address, unless contrary instructions were received from affected shareholders prior to the mailing date. We undertake to deliver promptly upon written or oral request a separate copy of the proxy statement and/or annual report, as requested, to a shareholder at a shared address to which a single copy of these documents was delivered. If you hold stock as a registered shareholder and prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact Computershare Trust Company, N.A., P.O. Box 43023, Providence, RI 02940-3023, telephone 1-877-282-1168. If your stock is held through a broker or bank and you prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact your broker or bank.

By order of the Board of Directors:

Joanne P. Acford Corporate Secretary

Wilmington, Massachusetts
April 7, 2006

        WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE.

PROXY

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

251 Ballardvale Street
Wilmington, MA 01887
(978) 658-6000

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

MAY 9, 2006

THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS
OF CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

The undersigned, revoking any previous proxies relating to these shares, hereby acknowledges receipt of the Notice and Proxy Statement in connection with the Annual Meeting of Stockholders to be held at 8:30 a.m. on Tuesday, May 9, 2006 at Charles River Laboratories International, Inc. 255 Ballardvale St., Wilmington, MA and hereby appoints James C. Foster, Thomas F. Ackerman and Joanne P. Acford, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all shares of the Common Stock of Charles River Laboratories International, Inc. registered in the name provided herein which the undersigned is entitled to vote at the 2006 Annual Meeting of Stockholders, and at any adjournments thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in said Proxy.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

CHARLES RIVER LABORATORIES
INTERNATIONAL, INC.

Annual Meeting Proxy Card

This Proxy when executed will be voted in the manner directed herein. If no direction is made, this Proxy will be voted FOR Proposals 1 and 2. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments thereof.

The Board of Directors recommends a vote FOR Proposals 1 and 2.

A    Election of Directors

1.	Nominees: 01—James C. Foster, 02—Stephen D. Chubb, 03—George E. Massaro, 04—Linda McGoldrick, 05—George M. Milne, Jr., 06—Douglas E. Rogers, 07—Samuel O. Thier, 08—William H. Waltrip.
☐	To Vote FOR All Nominees	☐	To WITHOLD Vote For All Nominees
☐	FOR ALL EXCEPT		To withhold a vote for a specific nominee, mark this box with an X and the appropriately numbered box at the right	01—☐ 05—☐	02—☐ 06—☐	03—☐ 07—☐	04—☐ 08—☐

B    Issues

2.	Proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent public auditors for the fiscal year ending December 30, 2006.	FOR ☐	AGAINST ☐	ABSTAIN ☐

C    Authorized Signatures—Sign Here—This section must be completed for your instructions to be executed.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature 1—Please keep signature within the box:	Signature 2—Please keep signature within the box:	Date (mm/dd/yyyy):

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROPOSAL ONE ELECTION OF DIRECTORS
NOMINEES FOR DIRECTORS
REPORT OF COMPENSATION COMMITTEE
REPORT OF THE AUDIT COMMITTEE
STOCK PERFORMANCE GRAPH
OTHER MATTERS
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS